Exhibit 99.1

August 1, 2018

Dear Shareholder:

We are pleased to enclose (unless you have direct deposit) your August 1, 2018, dividend of $0.09 per common share. This is a $0.02 per share increase in your dividend. We have commented in the past on the exercise your management and board go through to balance retention of capital for growth and return to you, our shareholder, in dividends, but also return in increasing value. Our stock closed at $24.24 on June 30, 2018, compared to $20.88 on June 30, 2017. This is a 16% increase in value over the last year.

We are very pleased with our performance for the first half of 2018. Preliminary earnings for the first six months of this year were $9,954,000, or $0.84 per diluted share available to common shareholders. This compares to earnings for the first six months of 2017 of $7,604,000, or $0.68 per diluted share available to common shareholders. This is an increase of $2,350,000 or 30.9%. Diluted earnings per share increased $0.16 per share or 23.5%.

Looking at our earnings components and starting with net interest income—what we make taking deposits and making loans – for the first six months of 2018 the number was $29,538,000 compared to $26,261,000 in 2017. This is a 12% increase, year-over-year. The increase in net interest income is largely driven by loan growth, which was approximately $79.2 million, or 7.2%, more than last June 30, and is also a result of our positioning the balance sheet of the company to take advantage of increasing rates.

For the first six months we are also seeing an increase in noninterest income of 8.3% compared to the prior year. While growth in service charges have tended to be flat, nearly all other categories have increased nicely, including wealth management, which is up approximately 17% compared to 2017.

While noninterest core operating expense increased only modestly, overall operating expenses were up $3,382,000, or 14%, over last year. Of that increase, approximately $2,200,000 is an extraordinary one-time expense related to the United Community Bancorp (UCB) acquisition.

The UCB acquisition process is going quite well. We expect the transaction to close in September. As you may recall, UCB is located in Lawrenceburg, Indiana with locations in Southeast Indiana and a loan production office in northern Kentucky, which lends into the Cincinnati market.

We are also looking into bringing full-service banking to the Cleveland market. Establishing a full-service branch charter would provide greater opportunity for expanding deposit gathering in that market.

We remain focused on growing the bank. We value relationships and we seek to provide financial wellness and make a difference in the communities that we serve, for the benefit of all our customers, employees and shareholders.

If you have any questions, a call is always welcomed.

Very truly yours,

/s/ James O. Miller	/s/ Dennis G. Shaffer
James O. Miller	Dennis G. Shaffer
Chairman of the Board	CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.